                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT

                          DATED AS OF DECEMBER 5, 2003

                                  BY AND AMONG

                         PROGRESS SOFTWARE CORPORATION,

                            DIAMOND ACQUISITION CORP.

                                       AND

                         DATADIRECT TECHNOLOGIES LIMITED

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                                TABLE OF CONTENTS

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                                                                                                         Page
ARTICLE I DEFINITIONS...............................................................................       1
    1.1       Definitions...........................................................................       1

ARTICLE II PURCHASE AND SALE OF ASSETS..............................................................       6
    2.1       Purchase of Assets....................................................................       6
    2.2       Assumed Liabilities; Excluded Liabilities.............................................       8
    2.3       Purchase Price........................................................................       9
    2.4       Payment...............................................................................       9
    2.5       Repayment of Loans....................................................................      10
    2.6       Closing...............................................................................      10
    2.7       Closing Deliveries by the Asset Sellers...............................................      10
    2.8       Resignations..........................................................................      10
    2.9       Company Closing Certificate; Determination of Working Capital Adjustment..............      10
    2.10      Allocation of Purchase Price..........................................................      12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................      12
    3.1       Formation and Qualification...........................................................      13
    3.2       Authorization; Enforceability.........................................................      13
    3.3       No Defaults or Conflicts..............................................................      13
    3.4       Financial Statements..................................................................      14
    3.5       Undisclosed Liabilities...............................................................      14
    3.6       Absence of Certain Changes or Events..................................................      14
    3.7       Capitalization; Subsidiaries..........................................................      15
    3.8       No Consents...........................................................................      15
    3.9       Permits...............................................................................      15
    3.10      Litigation............................................................................      15
    3.11      Contracts.............................................................................      16
    3.12      Properties............................................................................      17
    3.13      Intellectual Property.................................................................      18
    3.14      Environmental Compliance..............................................................      19
    3.15      Taxes.................................................................................      20
    3.16      Employee Benefits.....................................................................      21
    3.17      Employment Matters....................................................................      23
    3.18      No Other Broker.......................................................................      24
    3.19      Compliance with Laws..................................................................      24
    3.20      Insurance.............................................................................      24
    3.21      Certain Transactions..................................................................      24
    3.22      Completeness of Assets................................................................      25
    3.23      Foreign Corrupt Practices Act.........................................................      25
    3.24      Disclosure............................................................................      25
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
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PROGRESS AND PURCHASER.................................      25
    4.1       Incorporation and Corporate Authority.................................................      25
    4.2       Authorization; Enforceability.........................................................      25
    4.3       No Defaults or Conflicts..............................................................      26
    4.4       No Consents...........................................................................      26
    4.5       Litigation............................................................................      26
    4.6       Investment Purpose....................................................................      26
    4.7       Sufficient Funds......................................................................      26
    4.8       Purchaser's Examination...............................................................      27
    4.9       Brokerage.............................................................................      27

ARTICLE V COVENANTS OF THE COMPANY..................................................................      27
    5.1       Conduct of Business...................................................................      27
    5.2       Access to Information; Confidentiality................................................      29
    5.3       Further Assurances....................................................................      31
    5.4       Intercompany Accounts.................................................................      31

ARTICLE VI COVENANTS OF PURCHASER, PROGRESS AND COMPANY.............................................      31
    6.1       Post Closing Cooperation..............................................................      31
    6.2       Indemnification.......................................................................      32
    6.3       Filings and Authorizations............................................................      32
    6.4       Sales and Transfer Taxes..............................................................      33
    6.5       Personnel Matters.....................................................................      33
    6.6       Public Announcements..................................................................      34
    6.7       Records...............................................................................      34
    6.8       No Section 338 Election...............................................................      34
    6.9       WARN Act Notice.......................................................................      34
    6.10      Third Party Consents..................................................................      34
    6.11      Progress Guaranty.....................................................................      34
    6.12      Bulk Sales Compliance.................................................................      34
    6.13      Non-Competition.......................................................................      35
    6.14      Change of Name........................................................................      35

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER........................................      35
    7.1       Representations and Warranties........................................................      35
    7.2       Performance...........................................................................      36
    7.3       Certificates; Deliverables............................................................      36
    7.4       Competition Filing; Legal Prohibition.................................................      36
    7.5       Consents..............................................................................      36
    7.6       Repayment of Loans....................................................................      36
    7.7       Resignations..........................................................................      36
    7.8       Transfer Documents....................................................................      36
    7.9       Proceedings, Etc......................................................................      37

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.....................................      37

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
    8.1       Representations and Warranties........................................................      37
    8.2       Performance...........................................................................      37
    8.3       Certificate; Deliverables.............................................................      37
    8.4       Competition Filing; Legal Prohibition.................................................      37

ARTICLE IX INDEMNIFICATION..........................................................................      38
    9.1       Indemnification of Purchaser by the Asset Sellers.....................................      38
    9.2       Indemnification of the Asset Sellers by Purchaser.....................................      38
    9.3       Survival of Representations and Warranties............................................      38
    9.4       Certain Limitations...................................................................      38
    9.5       Mitigation............................................................................      39
    9.6       Damages Net of Insurance Proceeds.....................................................      39
    9.7       Procedures for Indemnification........................................................      39
    9.8       Release of Escrow Fund................................................................      40
    9.9       Exclusive Remedy......................................................................      41

ARTICLE X TERMINATION OF AGREEMENT..................................................................      41
    10.1      Termination...........................................................................      41
    10.2      Survival After Termination............................................................      41

ARTICLE XI MISCELLANEOUS............................................................................      42
    11.1      Expenses..............................................................................      42
    11.2      Governing Law and Jurisdiction........................................................      42
    11.3      Binding Effect; Persons Benefiting; No Assignment.....................................      42
    11.4      Amendments............................................................................      42
    11.5      Interpretation........................................................................      42
    11.6      Counterparts..........................................................................      42
    11.7      Entire Agreement; Schedules...........................................................      42
    11.8      Severability..........................................................................      43
    11.9      Waiver................................................................................      43
    11.10     Notices...............................................................................      43

LIST OF SCHEDULES*

Schedule 2.10          Allocation Schedule
Schedule 3.1           Jurisdictions of Good Standing
Schedule 3.3           Defaults or Conflicts
Schedule 3.4           Financial Statements; Accounting Matters
Schedule 3.6           Absence of Certain Changes or Events
Schedule 3.7           Capitalization; Subsidiaries; Officers and Directors
Schedule 3.9           Governmental Permits
Schedule 3.10          Litigation
Schedule 3.11          Material Contracts
Schedule 3.12          Properties
Schedule 3.13          Intellectual Property
Schedule 3.15          Taxes
Schedule 3.16          Employee Benefits
Schedule 3.17          Employment Matters
Schedule 3.18          Brokers
Schedule 3.21          Certain Transactions
Schedule 9.1           Indemnification

EXHIBIT A**            Acquired Subsidiaries
EXHIBIT B**            Escrow Agreement
EXHIBIT C**            Form of Legal Opinion of the Asset Sellers


* Progress agrees to furnish copies of these Schedules to the Securities and Exchange Commission upon request.

**       Progress agrees to furnish copies of these Exhibits to the Securities and Exchange Commission upon request.

                               PURCHASE AGREEMENT

                  THIS PURCHASE AGREEMENT (this "Agreement") is dated as of December 5, 2003, by and among Progress Software Corporation, a Massachusetts corporation ("Progress"), Diamond Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Progress ("Purchaser"), and DataDirect Technologies Limited, a private company limited by shares incorporated under the laws of Ireland (the "Company"). Except as otherwise indicated herein, capitalized terms used herein are defined in Article I hereof.

                  WHEREAS, the Company and its Subsidiaries are in the business of developing, licensing and selling middleware products and services, including data connectivity products and services for the purpose of providing a solution that addresses enterprise data access and connectivity needs through the DataDirect series of products and services (the "Business").

                  WHEREAS, the Company and certain of its Subsidiaries desire to sell, and Purchaser desires to purchase, substantially all of the assets of the Business. The purchase and sale of the Purchased Assets (as defined in Section 2.1(a)) will be accomplished by (i) direct purchase, sale and conveyance of certain specified assets and (ii) purchase and sale of all of the issued and outstanding shares of capital stock (the "Acquired Stock") of the subsidiaries of the Company set forth on Exhibit A attached hereto (each referred to herein individually as an "Acquired Subsidiary" and collectively as the "Acquired Subsidiaries"), in each case upon the terms and conditions set forth below.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1      Definitions.

                  (a) The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement (such definitions to be equally applicable to both the singular, plural, masculine, feminine and neuter forms of the terms herein defined):

                  "Adjusted Working Capital" shall mean an amount equal to the sum of (a) the current assets of the Asset Sellers included in the Purchased Assets and the current assets of the Acquired Subsidiaries, less (b) the current liabilities of the Asset Sellers included in the Assumed Liabilities and the current liabilities of the Acquired Subsidiaries, each as of the Reference Date, determined in accordance with GAAP applied in a manner consistent with that utilized in the preparation of the April 30, 2003 audited financial statements of Parent and its Subsidiaries; provided however, for purposes of this Agreement, Adjusted Working Capital shall not include (i) any cash or cash equivalents, (ii) any portion of the Loans, (iii) any accrual in respect of the Retention Payments or (iv) any Excluded Asset or any Excluded Liability. The computation of the Adjusted Working Capital shall exclude the impact of any Excluded Adjustment. For purposes of the preceding sentence, an "Excluded Adjustment" shall mean a change in estimate (whether effected by way of reversal or omission of a previously accrued item, or in any other manner) that (x) would increase or decrease the recorded amount of the Company's current assets or current liabilities, in each case in comparison with the relevant amount reflected in the Balance Sheet (as defined in Section 3.5) and
(y) that is not made in response to (i) a bona fide transaction entered into by the Company, (ii) a payment made or received by the Company, (iii) action of an unaffiliated third party or (iv) an event or change of circumstances external to the Company.

                  "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  "Asset Sellers" means each of the Company, Cayman II and DataDirect U.S.

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

                  "Cayman II" means DataDirect Technologies, a company organized under the laws of the Cayman Islands.

                  "Closing" means the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities.

                  "Closing Date" means the date the Closing takes place in accordance with Section 2.6.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "DataDirect U.S." means DataDirect Technologies, Inc., a Delaware corporation.

                  "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens or written notices of violation of or liability arising under any Environmental Law relating to the Company or any Subsidiary.

                  "Environmental Laws" means any applicable federal, foreign, state, local or municipal statute, law, rule, regulation, ordinance or code, including any binding judicial or administrative order, consent decree or judgment, in each case relating to (i) the protection, investigation or restoration of the environment, health and safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Material, or (iii) noise, odor, wetlands, pollution, contamination or injury or threat of injury to persons or property, as in effect on or prior to the Closing Date.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Executive Loans" shall mean all indebtedness, if any, owing to Parent, the Company or any of the Company's Subsidiaries by any employee, officer or director of Parent, the Company or any of the Company's Subsidiaries.

                  "Financial Statements" means (i) the audited consolidated balance sheet of Parent and its Subsidiaries as at April 30, 2003, and the related consolidated statements of operations, cash flows and changes in shareholders' equity for the fiscal year ended April 30, 2003, together with the notes and schedules thereto and (ii) the unaudited consolidated balance sheet of Parent and its Subsidiaries as at October 31, 2003, and the related consolidated statement of operations for the six-month period then ended, together with the notes thereto, if any.

                  "Financing Documents" means each of (i) that certain Revolving Credit and Term Loan Agreement dated as of November 8, 2001, as the same may have been amended from time to time, among the Company, DataDirect U.S., Parent, the lending institutions party thereto and Fleet National Bank, as administrative agent and (ii) that certain Senior Subordinated Loan Agreement, dated as of November 8, 2001, as the same may have been amended from time to time, among Parent, DataDirect U.S., Cayman II and the lenders party thereto.

                  "GAAP" means accounting principles generally accepted in the United States, as in effect as of the date hereof.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

                  "Hazardous Material" means any hazardous substance, the use, transportation or disposition of which is regulated by law or by any Governmental Authority, including, without limitation, any petroleum product or by-product, material containing asbestos, lead or polychlorinated biphenyls, radioactive material or radon.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Intellectual Property Rights" means all intellectual property rights used by the Asset Sellers and the Acquired Subsidiaries in the conduct of the Business, including, without limitation: (i) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the "Seller Marks"); (ii) all patents, patent applications and continuations (collectively, the "Seller Patents"); (iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other expressions, mask works, firmware and videos, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, the "Seller Copyrights"); and (iv) trade secret and confidential information, including such rights in inventions (whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, the "Seller Secret Information"). For purposes of this paragraph, "software" means any and all: (w) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, flow-charts, library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

                  "IRS" means the United States Internal Revenue Service or any successor entity thereto.

                  "Knowledge" means, with respect to any natural person, the actual knowledge of such person and, with respect to any entity, means the actual knowledge of any executive officer, director or general partner of such entity, or of any other natural person having similar authority with respect to such entity.

                  "Lien" means any lien, security interest, charge or encumbrance of any kind or nature.

                  "Loans" means the aggregate principal amount, plus accrued and unpaid interest thereon and all prepayment penalties with respect thereto, owed by the Company or any of its Subsidiaries pursuant to the Financing Documents.

                  "Material Adverse Effect" means (i) a material adverse effect upon the financial condition or operating results of the Company and its Subsidiaries, taken as a whole or (ii) a material adverse effect that significantly impairs the overall long-term earnings potential of the Business (for which purpose, the word "long-term" shall mean over a period of not less than 24 months following the Closing, taken as a whole), other than (in either case) any one or more of the following: (a) changes, effects or events caused by general changes in economic conditions or general changes in the software industry that do not disproportionally affect the Company and its Subsidiaries,
(b) the effect of any change arising in connection with any "act of God" including, without limitation, weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (c) changes, effects or events resulting from or arising out of the announcement of the execution of this Agreement or any of the Company's or any of its Subsidiaries' customers, suppliers or other material business relations becoming aware of the transactions contemplated by this Agreement, (d) changes, effects or events caused by the taking of any action required by this Agreement, (e) the taking of any action by the Company or any of its Subsidiaries that has been approved in writing by Purchaser, (f) any change or effect resulting from a change in accounting rules or procedures announced after the date of this Agreement by the Financial Accounting Standards Board, the SEC or any other accounting body with authority to promulgate U.S. generally accepted accounting principles, (g) any effect, event or change resulting from a breach of this Agreement by Purchaser, (h) any effect, event or change resulting from or arising out of any change in any law enacted after the date of this Agreement which is applicable to the Company or any of its Subsidiaries, or (i) the failure to obtain the consent of any third party which may be required to consummate the transactions contemplated hereby.

                  "Parent" means DataDirect Technologies Holdings, a company organized under the laws of the Cayman Islands.

                  "Permitted Liens" means (i) Liens securing property taxes or assessments, which taxes have been incurred in the ordinary course of business and are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, (ii) the claims of mechanics, materialmen or like Persons that have arisen in the ordinary course of business, imperfections of title, restrictions and other encumbrances that, in any such case, do not detract from the value of, or materially interfere with the use of (in the ordinary course), the property subject thereto, and (iii) rights granted to any licensee of any Intellectual Property Rights in the ordinary course of business (e.g., the entry into software license or maintenance agreements in the ordinary course of business).

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

                  "Reference Date" shall mean the earlier of the Closing Date or December 31, 2003.

                  "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injection, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

                  "Retention Payment" means any severance payment, change-in-control payment, gross-up payment, retention bonus or other amount paid or payable by the Company or any of its Subsidiaries to any officer, director or employee of the Company or any of its Subsidiaries solely by reason of (i) a contract, arrangement or understanding entered into between the Company or any of its Subsidiaries and any such Person prior to the Closing and (ii) the consummation of the transactions contemplated by this Agreement, whether pursuant to an agreement, plan or arrangement disclosed in Schedule 3.11 below or otherwise; provided that in no event shall Retention Payments be deemed to include any liability or obligation for ordinary course incentive bonuses; provided that such incentive bonuses do not become payable as a result of the consummation of the transaction contemplated by this Agreement.

                  "Sellers' Expenses" means all fees and expenses incurred by, or invoiced to, the Company or any other Asset Seller or any Acquired Subsidiary on account of advice or services provided by any third party to the Company, the other Asset Sellers or any Acquired Subsidiary in connection with the transactions contemplated hereby, including, without limitation, the fees and expenses of SG Cowen Securities Corporation, Kirkland & Ellis LLP and PricewaterhouseCoopers LLP, in each case which remain unpaid as of the Closing Date.

                  "Subsidiary" shall mean with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

                  "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

                  "Taxes" means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

                  (b) All references herein to dollars or "$" shall be to United States dollars.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

         2.1      Purchase of Assets.

                  (a) On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Purchaser shall purchase from the Asset Sellers, and the Company shall sell, and shall cause the other Asset Sellers to sell, to Purchaser by appropriate instruments of conveyance reasonably satisfactory to Purchaser, all assets of every kind or nature owned, leased, licensed or otherwise held by the Asset Sellers (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible, intangible, real or personal and wherever located, which are used or which are useful in operating the Business, including, without limitation, all of the following assets which are used or which are useful in operating the Business, but excluding all Excluded Assets (all such assets, whether to be conveyed directly by asset transfer or indirectly by transfer of capital stock of the Acquired Subsidiaries, hereinafter referred to as the "Purchased Assets"), in each case, free and clear of all Liens, other than Permitted Liens:

                           (i)      all accounts receivable (billed or unbilled)
and all correspondence with respect thereto, including without limitation, all trade accounts receivable, notes receivable from customers, vendor credits and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note;

                           (ii)     all prepayments, prepaid expenses and other
related assets (it being agreed that the parties will prior to the Closing prepare and mutually agree upon a list of all such items);

                           (iii)    all Acquired Stock;

                           (iv)     all cash and cash equivalents of the
Acquired Subsidiaries and the Asset Sellers;

                           (v)      all interests in leased or subleased real
estate;

                           (vi)     all inventories, work in progress and
supplies;

                           (vii)    all machinery, equipment, furniture,
automobiles and other vehicles, spare parts and supplies, computers and all related equipment, telephones and all related equipment and all other tangible personal property (it being agreed that the parties will prior to the Closing prepare and mutually agree upon a list of all such items);

                           (viii)   except for any Excluded Contracts (as
defined in Section 2.1(b)(v)), all rights arising under all contracts, agreements and arrangements to which any Asset Seller is a party;

                           (ix)     all rights to the employment of the
employees of the Business and all rights with respect to each employee benefit plan maintained for the benefit of the employees of the Business;

                           (x)      all lists and records pertaining to customer
accounts (whether past or current), suppliers, distributors, personnel and agents;

                           (xi)     except as set forth in Section 2.1(b)
hereof, all claims, deposits, prepayments, warranties, indemnities, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature;

                           (xii)    all Intellectual Property Rights;

                           (xiii)   all Permits, as defined in Section 3.9;

                           (xiv)    all insurance, warranty and condemnation net
proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets;

                           (xv)     except as provided in Section 2.1(b)(iii)
below, all books, records, ledgers, files, documents, correspondence, lists, studies and reports and other printed or written materials; and

                           (xvi)    all other assets of the Asset Sellers of any
kind or nature other than the Excluded Assets.

                  (b) Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the "Excluded Assets") and, as such, are not included in the assets to be conveyed hereby:

                           (i)      [intentionally deleted];

                           (ii)     any Asset Seller's rights under or pursuant
to this Agreement;

                           (iii)    each Asset Seller's general ledger,
accounting records, minute books, statutory books and corporate seal, provided that Purchaser shall be given copies of the general ledger and accounting records as such documents exist as of the Closing Date;

                           (iv)     any right to receive mail and other
communications addressed to any Asset Seller relating to the Excluded Assets or the Excluded Liabilities;

                           (v)      all contracts, agreements, arrangements and
other assets listed on Schedule 2.1(b)(v) attached hereto;

                           (vi)     except for any intercompany accounts between
one or more of the Acquired Subsidiaries, any intercompany account of any kind or nature;

                           (vii)    any income Tax assets of any Asset Seller or
any Tax assets of any Asset Seller related to withholding Taxes on any intercompany cash payments or transfers;

                           (viii)   the Executive Loans; and

                           (ix)     any capital stock of any Asset Seller.

         2.2      Assumed Liabilities; Excluded Liabilities.

                  (a) Assumed Liabilities. From and after the Closing, Purchaser will assume and agree to pay, defend, discharge and perform as and when due all of the liabilities and obligations of any kind or nature whatsoever of each Asset Seller, other than the Excluded Liabilities (the "Assumed Liabilities").

                  (b) Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser will not assume or be liable for any liabilities or obligations of any Asset Seller arising out of or related to
(A) any (i) Taxes assessed on income or (ii) withholding Taxes with respect to royalty or other similar payments paid or payable by any Asset Seller or Acquired Subsidiary to the Company, (B) the Loans, (C) any Retention Payments,
(D) any liability arising under or in connection with any contract or agreement identified in Schedule 2.1(b)(v) or otherwise related to any of the Excluded Assets, (E) any intercompany accounts of any kind or nature other than any intercompany accounts between one or more of the Acquired Subsidiaries, (F) the Sellers' Expenses or (G) any liabilities or obligations of Parent, including without limitation, any liabilities or obligations with respect to any stock options issued or granted by Parent (the "Excluded Liabilities").

         2.3 Purchase Price. The aggregate purchase price (the "Aggregate Purchase Price") for the Purchased Assets, including the Acquired Stock, shall be an amount equal to the sum of:

                  (a) $88,000,000, plus, if the Closing has been delayed past January 23, 2004, and provided that on such date each of the conditions set forth in Article VII (other than Section 7.4(a) thereof) was satisfied, interest thereon at a rate of 8% per annum (computed on the basis of a 360 day year for the actual number of days elapsed between January 23, 2004 through (but not including) the Closing Date) (the "Base Price");

                  (b) plus, the aggregate amount of all cash and cash equivalents held by the Asset Sellers and the Acquired Subsidiaries as of the Reference Date;

                  (c) less, the amount, if any, by which Adjusted Working Capital as of the Reference Date, as determined pursuant to Section 2.9(a) below, is less than $775,000; and

                  (d) plus, the amount, if any, by which Adjusted Working Capital as of the Reference Date, as determined pursuant to Section 2.9(a) below and subject to Section 2.9(e) below, is greater than $775,000.

         2.4 Payment. At the Closing, Purchaser shall pay the Aggregate Purchase Price as follows:

                  (a) deposit with U.S. Bank, National Association (the "Escrow Agent") an amount equal to $6,600,000 (the "Escrow Consideration"), to be held for the account of the Asset Sellers, and disposed of pursuant to this Agreement and the escrow agreement (the "Escrow Agreement") in substantially the form attached as Exhibit B hereto. The Escrow Consideration, together with any interest accrued thereon, shall be referred to as the "Escrow Fund" and shall be available to satisfy any liquidated indemnification claims of Purchaser made pursuant to Article IX hereof and shall be released in accordance with Section
9.8 and the Escrow Agreement;

                  (b) deliver to the Asset Sellers, by wire transfer of immediately available funds to such bank accounts as the Company shall have designated in writing not less than two Business Days prior to the Closing, an amount equal to the Aggregate Purchase Price determined on the basis of the Company Closing Certificate referred to below minus $6,600,000, allocated among them in accordance with their respective percentage interest in the allocation of the Aggregate Purchase Price set forth on Schedule 2.10; and

                  (c) assume the Assumed Liabilities.

         2.5 Repayment of Loans. As of the Closing, the Asset Sellers shall repay all amounts due and owing under the Loans as of the Closing Date. Prior to the Closing, the Company shall procure customary payoff letters from the agent or the lenders party to the Financing Documents indicating that, upon repayment in full of such Loans, such agent or lenders have no further liens or encumbrances on the assets of the Company or any of its Subsidiaries.

         2.6 Closing. The Closing shall take place no later than the second Business Day following the satisfaction or waiver of each of the conditions specified in Article VII and Article VIII hereof at the offices of Foley Hoag LLP, World Trade Center West, 155 Seaport Boulevard, Boston, MA 02210 at 10:00 a.m., local time, or at such other place and time as may be agreed upon by Purchaser and the Company.

         2.7 Closing Deliveries by the Asset Sellers. At the Closing, the Asset Sellers shall deliver to Purchaser certificates representing the Acquired Stock to be purchased by Purchaser, accompanied by duly executed stock powers or other transfer documentation required under applicable law in order to vest in Purchaser all right, title and interest in and to the Acquired Stock free and clear of any and all Liens, but subject to any registration requirements under applicable securities laws (the "Stock Transfer Documents"). In addition, at the Closing, the Assets Sellers shall deliver to Purchaser appropriate instruments of transfer, conveyance, sale and assignment in respect of the Purchased Assets, consisting of bills of sale, assignments (including, without limitation, assignments with respect to the Seller Marks, Seller Copyrights and Seller Patents) and such other good and sufficient instruments of conveyance and transfer (including, without limitation, any consents thereto by third parties necessary to make the same valid and effective, to the extent required by
Section 6.10), in such form and containing such terms and provisions as Purchaser may reasonably request, as shall be necessary to vest in Purchaser all right, title and interest in and to the Purchased Assets free and clear of any and all Liens, other than Permitted Liens (the "Asset Transfer Documents" and, collectively with the Stock Transfer Documents, the "Transfer Documents"). In addition, each Asset Seller, other than the Company, shall at the Closing execute and deliver an instrument of adherence (an "Instrument of Adherence"), in form and substance reasonably satisfactory to the Purchaser and its counsel, whereby it shall undertake all obligations and rights of the Seller Indemnitors, as defined in Article IX below. Each such instrument of adherence shall constitute a Transfer Document hereunder.

         2.8 Resignations. At the Closing, the Company shall deliver to Purchaser the resignation of each officer and director of each of the Acquired Subsidiaries, effective as of, and conditioned upon, the Closing.

         2.9 Company Closing Certificate; Determination of Working Capital Adjustment.

                  (a) At the Closing, the Company shall deliver to Purchaser a certificate, executed by the chief executive officer and chief financial officer of the Company, setting forth in reasonable detail (i) the Company's computation of Adjusted Working Capital as defined in Section 1.1 above as of the Reference Date and (ii) the amount, if any, by which the Base Price is to be adjusted (the "Working Capital Adjustment") pursuant to Section 2.3(c) or Section 2.3(d), as the case may be (the "Company Closing Certificate").

                  (b) No less than five Business Days preceding the Closing, the Company will deliver to Purchaser a draft of the Company Closing Certificate, setting forth the Company's good faith estimate of the Adjusted Working Capital as of the Reference Date and the related Working Capital Adjustment.

                  (c) On or before the 60th day following the Closing, Purchaser shall notify the Company in writing whether it accepts or disputes the accuracy of the Company's determination of the Adjusted Working Capital and Working Capital Adjustment, as set forth on the Company Closing Certificate. If Purchaser accepts the Company's determination of the Adjusted Working Capital, or if it fails within such 60-day period to notify the Company of any dispute with respect thereto, then the Company Closing Certificate, and the amount of the Working Capital Adjustment, if any, set forth thereon, shall be deemed final and conclusive and binding upon all parties. If Purchaser timely disputes the accuracy of the Company Closing Certificate and the Company's computation of the Working Capital Adjustment, Purchaser shall promptly provide written notice to the Company (the "Dispute Notice"), setting forth in reasonable detail those items that Purchaser disputes, the amounts of any adjustments that are necessary in its judgment for the computations of the Adjusted Working Capital and the Working Capital Adjustment to conform to the requirements of this Agreement, and the basis for its suggested adjustments. During the 30-day period following delivery of a Dispute Notice, Purchaser and the Company will meet and negotiate in good faith with a view to resolving their disagreements over the disputed items. During such 30-day period and until the final determination of the Working Capital Adjustment, if any, the Company will be provided with such access to the financial books and records of the Business as it may reasonably request to enable it to respond to any Dispute Notice. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, the Working Capital Adjustment shall be the amount agreed upon by them. If the parties fail to resolve their differences over the disputed items with such 30-day period, then Purchaser and the Company shall forthwith jointly request that the Accounting Arbitrator make a binding determination as to the disputed items in accordance with this Agreement. The "Accounting Arbitrator" shall mean such national firm of independent accountants as may be agreed upon by Purchaser and the Company. The Accounting Arbitrator will under the terms of its engagement have no more than 75 days from the date of referral and no more than 15 days from the final submission of information and testimony by the Purchaser and the Company within which to render its written decision with respect to the disputed items, which decision shall be final and binding upon the parties and enforceable by any court of competent jurisdiction. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

Purchaser and the Company shall each bear the costs and expenses of the Accounting Arbitrator based on the percentage which the portion of the contested adjustment amount not awarded to each party bears to the amount actually contested by such party (e.g., if Purchaser makes an adjustment claim for $1,000 and the Company only contests $500 of the amount claimed by Purchaser, and if the Accounting Arbitrator resolves the dispute by awarding Purchaser $300 of the $500 contested, then the Accounting Arbitrator's costs and expenses will be allocated 60% to the Company and 40% to Purchaser).

                  (d) Post-Closing Adjustment.

                           (i)      Payment by the Company. If the Adjusted
Working Capital, as determined pursuant to Section 2.9(c), is less than Adjusted Working Capital set forth on the Company Closing Certificate, the Company will, within five (5) business days after the determination thereof, pay to Purchaser an amount equal to such shortfall, by wire transfer of immediately available funds.

                           (ii)     Payments by Purchaser. If the Adjusted
Working Capital, as determined pursuant to Section 2.9(c), is greater than Adjusted Working Capital set forth on the Company Closing Certificate, Purchaser will, within five (5) business days after the determination thereof, pay to the Company an amount equal to such excess, by wire transfer of immediately available funds.

                  (e) Notwithstanding anything in this Agreement to the contrary, for purposes of calculating any increase to the Base Price which would otherwise be due to the Asset Sellers pursuant to Section 2.3(d) or this Section 2.9, Adjusted Working Capital shall be deemed to be the lesser of (i) Adjusted Working Capital as of the Reference Date and (ii) $2,275,000.

         2.10 Allocation of Purchase Price. The allocation of the Aggregate Purchase Price for tax purposes shall be as set forth on Schedule 2.10 attached hereto, which allocation shall be binding upon Purchaser and the Company. Purchaser, the Company and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to, Internal Revenue Service Form
8594) in all respects and for all purposes consistent with such allocation, except as may be required by law.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Purchaser that each of the statements in this Article III is true and correct, except as otherwise explicitly set forth in the disclosure schedules described below and delivered by the Company to Purchaser on or before the date of this Agreement (collectively, the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in numbered and lettered sections and paragraphs that correspond to the sections and paragraphs contained in this Article III. Disclosure in any section or paragraph of the Disclosure Schedule shall, except to the extent expressly set forth therein, qualify only the representations and warranties in the corresponding section or paragraph of Article III.

         3.1 Formation and Qualification. The Company and each of its Subsidiaries is validly existing and in good standing (to the extent such concept is applicable in such Person's jurisdiction of formation) under the laws of the jurisdiction of its organization, and the Company and each of its Subsidiaries has all requisite corporate power and authority to conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified to transact business as a foreign corporation or limited liability entity and is in good standing (to the extent such concept is applicable in such Person's jurisdiction of formation) in each jurisdiction in which the failure to be so qualified or in good standing would not have a Material Adverse Effect. Schedule 3.1 sets forth a complete and correct list of all jurisdictions in which the Company and each of its Subsidiaries are qualified or licensed to do business. The Company has heretofore delivered to Purchaser complete and correct copies of the applicable governing documents of each of the Acquired Subsidiaries, as in effect as of the date hereof. The Company has delivered to Purchaser complete and correct copies of the records of all actions of the shareholders and board of directors and any committee thereof, or similar governing body, of each of the Acquired Subsidiaries since November 8, 2001, and such records accurately reflect, in all material respects, all such actions taken by such shareholders, board of directors, committee or other governing bodies, whether at a meeting, by written consent or otherwise.

         3.2 Authorization; Enforceability. The execution and delivery of this Agreement by the Company and the performance by the Company and the other Asset Sellers of their obligations hereunder have been authorized by all necessary action, corporate or otherwise, on the part of the Company and each such Asset Seller. This Agreement has been, and each Transfer Document delivered at the Closing will be, duly executed and delivered by the Company or such Asset Seller, as the case may be, that is a party thereto. Assuming this Agreement constitutes a valid and binding obligation of Purchaser, this Agreement constitutes and each Transfer Document delivered at the Closing will constitute, a valid and binding obligation of the Company and the Asset Sellers, as the case may be, enforceable against them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

         3.3 No Defaults or Conflicts. Except as described on Schedule 3.3, as of the date hereof, neither the execution and delivery of this Agreement or of any Transfer Document nor the consummation of the transactions contemplated hereby by the Company nor the performance by the Company or the Asset Sellers of their obligations hereunder will (i) constitute a breach or result in any violation of the applicable governing documents of the Company or any of its Subsidiaries; or (ii) conflict with or (with or without the passage of time or giving of notice) or constitute a default under: (A) any contract required to be listed on Schedule 3.11 or (B) any applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of their assets, except in the case of this clause (B), any such breach, violation or conflict which would not result in a Material Adverse Effect.

         3.4      Financial Statements

                  (a) Attached as Schedule 3.4(a) are the Financial Statements for Parent and its Subsidiaries. Note 1 to the audited Financial Statements disclosed in Schedule 3.4(a) discloses the Company's revenue recognition policies for multi-year license and maintenance contracts. The Financial Statements (together with the notes thereto, if any) present fairly in all material respects the financial position and results of operations of Parent and its Subsidiaries on a consolidated basis as at and for the periods indicated in such Financial Statements, in each case in accordance with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to the lack of footnotes and to normal, recurring year-end adjustments, none of which is expected to be material.

                  (b) Except as set forth in Schedule 3.4(b), neither the Company nor Parent has not been notified by its independent accountants that they have concluded that there is any significant deficiency or material weakness in their respective internal financial controls.

         3.5 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries is subject to any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise (including any liability as guarantor or indemnitor or otherwise with respect to liabilities of others, or any liability for Taxes due or accrued and to become due), whether or not required by GAAP to be reflected in the financial statements of Parent on a consolidated basis, other than (i) liabilities or obligations stated or adequately reserved against in the balance sheet as at October 31, 2003 included in the Financial Statements (the "Balance Sheet") or in the footnotes thereto, (ii) liabilities or obligations incurred by the Company since October 31, 2003 in the ordinary course of its business, consistent with past practice; (iii) liabilities or obligations expressly disclosed in any of the Schedules to this Agreement; (iv) other liabilities or obligations that, taken individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect; or (v) any Excluded Liabilities. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary has any indebtedness for borrowed money (except for intercompany indebtedness) other than pursuant to the Financing Documents and the purchase money indebtedness and equipment leases described in Section 3.11(v) of the Disclosure Schedule.

         3.6      Absence of Certain Changes or Events. Except as set forth on
Schedule 3.6, since October 31, 2003, each of the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been: (a) a Material Adverse Effect; (b) any change in accounting methods, principles or practices; (c) any sale or transfer of more than 5% of the assets of the Company and its Subsidiaries (determined on the basis of the fair market value of all assets of the Company and its Subsidiaries) (other than inventory sold or software licensed in the ordinary course of business); (d) any making of any material loans or advances to, or guarantees for the benefit of, any Person, except for advances made to employees, officers and directors in the ordinary course of business or intercompany advances or loans; (e) any material extraordinary loss, damage or destruction, whether or not covered by insurance and whether or not in the ordinary course of business; (f) any amendment to the governing documents of any Acquired Subsidiary; (g) any making or grant of any material bonus or any material salary increase to any key employee or officer, other than scheduled bonuses and increases in the ordinary course of business; or (h) any other event or action which would have required the consent of Purchaser pursuant to Section 6.1 below had such event or action occurred after the date of this Agreement.

         3.7      Capitalization; Subsidiaries.

                  (a) Schedule 3.7(a) sets forth the authorized and outstanding share capital of each Acquired Subsidiary as of the date hereof. The outstanding share capital of each Acquired Subsidiary is duly authorized, validly issued and fully paid and non-assessable, and is held of record as set forth on Schedule 3.7(a). The issued and outstanding share capital of each Acquired Subsidiary is owned beneficially and of record by the Company. Except as set forth on Schedule 3.7(a), no Acquired Subsidiary is subject to any obligation with respect to the issuance of any of its capital stock (or any options or warrants with respect thereto) or the redemption or repurchase of any of its capital stock (or any options or warrants with respect thereto). There are no outstanding options or warrants for, or other securities convertible into, any capital stock of any of the Acquired Subsidiaries.

                  (b) Schedule 3.7(b) sets forth the name of each of the Company's Subsidiaries and its jurisdiction of formation. Except as set forth on
Schedule 3.7(b), neither the Company nor any Subsidiary directly or indirectly owns or has agreed to acquire any equity interest or similar ownership interest, or any security or interest convertible into or exchangeable or exercisable for, any such equity or similar ownership interest of any corporation, partnership, limited liability company, joint venture or other business association or entity.

                  (c) Schedule 3.7(c) sets forth the name and title of each officer and director of each Acquired Subsidiary.

         3.8 No Consents. Except as may be required under the HSR Act or any competition filing which may be required pursuant to foreign law, no authorization or consent, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution by the Company of, or performance by the Company of its obligations under this Agreement.

         3.9 Permits. Schedule 3.9 lists all material governmental permits, licenses or authorizations ("Permits") pursuant to which the Company and its Subsidiaries conduct their business. Such scheduled Permits constitute all Permits required to conduct the Company's and its Subsidiaries' business, other than any Permit, the failure of which to be obtained has not had and could not reasonably be expected to have a Material Adverse Effect. Except as set forth on
Schedule 3.9, neither the Company nor any of its Subsidiaries is in material default under any Permit other than any such default which has not had and could not reasonably be expected to have a Material Adverse Effect.

         3.10 Litigation. Except as set forth on Schedule 3.10, there is no action, claim, arbitration, investigation or other proceeding by or before any court or other Governmental Authority (each a "Proceeding") commenced by or against the Company or any of its Subsidiaries or, to the Company's Knowledge, any present or former officer, director, employee, shareholder or agent of any of them in their capacities as such that relates to the businesses, assets or properties of the Company and its Subsidiaries and that, if determined adversely to the Company, or to such officers, director, employee, shareholder or agent, would have a Material Adverse Effect, nor, to the Company's Knowledge, is any such Proceeding threatened. Except as set forth on Schedule 3.10, there is no judgment, decree, injunction, ruling or order of any court, arbitrator or Governmental Authority outstanding against the Company, any of its Subsidiaries, or, to the Company's Knowledge, any officer, director, employee, shareholder or agent of any of them in their capacities as such, that, has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries, or the conduct of business by the Company or any of its Subsidiaries or that otherwise has had or is reasonably likely to have a Material Adverse Effect.

         3.11 Contracts. Except as set forth on Schedule 3.11, neither the Company nor any of its Subsidiaries is a party to any:

                           (i)      labor or collective bargaining agreement;

                           (ii)     severance, change-in-control or retention
agreement, consulting agreement or other compensatory agreement, plan or arrangement under which benefits will be increased or accelerated by the occurrence of the transactions contemplated by this Agreement or any other compensatory agreement, plan or arrangement (other than any agreement for "at-will" employment) providing for aggregate payments to any Person in any calendar year in excess of $100,000;

                           (iii)    agreement to forgive any indebtedness in
excess of $5,000 of any Person to the Company or any Subsidiary;

                           (iv)     agreement regarding the lease of real
property involving rental obligations in excess of $50,000 per annum, or agreement regarding the purchase of real property;

                           (v)      loan agreement, promissory note or other
evidence of indebtedness for borrowed money;

                           (vi)     agreement to guaranty the obligations of, or
to indemnify, any third party (other than indemnification of customers, distributors, agents, suppliers, licensors or licensees in respect of infringements by the Company or any Subsidiary of the intellectual property rights of third parties in connection with the sale or licensing to customers, in the ordinary course of business, of products or services of the Company and its Subsidiaries or indemnification obligations of the Company or any of its Subsidiaries in favor of officers, directors, employees and other agents contained in the bylaws or other governing documents of the Company and its Subsidiaries);

                           (vii)    agreement which restricts the ability of the
Company or any Subsidiary to engage in any business activity in any geographic area or line of business, which restricts the ability of the Company and its Subsidiaries to compete with any Person or which otherwise has the effect of prohibiting or materially impairing any material current business practice of any of them, any acquisition of material property by any of them, or the conduct of business by any of them;

                           (viii)   agreement for the sale or other disposition
of any material asset or portion of the assets of the Company, or any of its Subsidiaries, other than in the ordinary course of business;

                           (ix)     agreement pursuant to which the Company or
any Subsidiary (A) uses any intellectual property of any third party that is material to the operation of its business (other than off-the-shelf commercial software programs with respect to which no future license or royalty payment will become due), (B) incorporates any third party intellectual property in any of its products; or (C) has granted to any third party an exclusive license of any Intellectual Property Rights owned by the Company or any license of its source code (including customary source code escrow arrangements entered into in the ordinary course of business);

                           (x)      agreement obligating the Company or any
Subsidiary to make aggregate payments in excess of $100,000 to any third party during any twelve month period commencing December 1, 2003 which is not terminable by the Company without penalty or further liability exceeding $10,000 upon 90 days' notice or less; or

                           (xi)     agreement pursuant to which the Company or
any Subsidiary (A) reasonably expects to receive aggregate payments in excess of $375,000 during the two year period commencing December 1, 2003 or (B) reasonably expects to recognize revenue in such aggregate amount during the two year period commencing December 1, 2003; or (xii) other contract, agreement, arrangement, or understanding upon which the Business is substantially dependent.

         The Company has provided the Purchaser a correct and complete copy of each contract listed on Schedule 3.11 (collectively, the "Material Contracts") (or, in the case of any oral agreement, arrangement or understanding, a written summary of the material terms thereof). With respect to the contracts set forth on Schedule 3.11, neither the Company or any of its Subsidiaries nor, to the Company's Knowledge, any other party thereto, is in material default under any such contract, other than any such defaults which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.

         3.12 Properties. Each Asset Seller has, and will convey to Purchaser at the Closing, good and valid title to all of the material assets related to their business that are reflected on the Balance Sheet or that they otherwise purport to own, free and clear of all Liens, except for (i) Permitted Liens and (ii) Liens granted pursuant to the Financing Documents that will be released at the Closing. Schedule 3.12 sets forth as of the date hereof all real properties leased by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material default under any such real property lease, and to the Company's Knowledge, no third party to any such real property lease is in material default thereunder.

         3.13     Intellectual Property.

                  (a) Schedule 3.13 sets forth a complete and correct list of the following which is owned by the Company or its Subsidiaries: (i) each registered Seller Mark, (ii) each material unregistered Seller Mark, if any;
(iii) each Seller Patent and (iv) each registered Seller Copyright. Except as set forth in Schedule 3.13, the Company or one of its Subsidiaries: (i) owns all right, title and interest in and to the Intellectual Property Rights, free and clear of all Liens other than Permitted Liens, or (ii) is licensed to use or otherwise possesses, legally valid and enforceable rights to use the Intellectual Property Rights that it does not so own; provided, that insofar as the foregoing representation and warranty extends to Seller Patents, it is made to the Knowledge of the Company. The Company and its Subsidiaries have made all necessary filings, recordations and payments to protect and maintain their interests in the Intellectual Property Rights owned by or licensed to the Company except where the failure to make such filings, recordations or payments would not have a Material Adverse Effect. No Person has notified the Company, any Subsidiary or Parent in writing that any of the products, services or technology used, sold, offered for sale or licensed or proposed for use, sale, offer for sale or license by the Company or any of its Subsidiaries infringes any intellectual property rights of any Person.

                  (b) Except as set forth in Schedule 3.13(b), to the Knowledge of the Company: (i) all the Seller Patents listed on Schedule 3.13 are valid and subsisting; (ii) none of the issued Seller Patents listed on Schedule 3.13 owned by the Company is being infringed; and (iii) neither the validity nor the enforceability of any of the Seller Patents owned by the Company has been challenged by any Person.

                  (c) Except as set forth in Schedule 3.13(c), to the Knowledge of the Company: (i) all the Seller Marks listed on Schedule 3.13 are valid and subsisting; (ii) none of the Seller Marks listed on Schedule 3.13 is being infringed or diluted; and (iii) none of the Seller Marks listed on Schedule 3.13 has been opposed or challenged and no proceeding has been commenced or threatened that would seek to prevent the use by the Company or any of its Subsidiaries of any Seller Mark listed on Schedule 3.13.

                  (d) Except as set forth in Schedule 3.13(d), to the Knowledge of the Company: (i) all the Seller Copyrights owned by the Company, whether or not registered, are valid and enforceable; (ii) none of the Seller Copyrights owned by the Company is being infringed, or its validity challenged or threatened in any way; and (iii) no proceeding has been commenced or threatened that would seek to prevent the use by the Company or any of its Subsidiaries of the Seller Copyrights owned by the Company.

                  (e) The Company and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of the Seller Secret Information owned by the Company. To the Knowledge of the Company, the Seller Secret Information owned by the Company has not been used, divulged or appropriated for the benefit of any Person (other than the Company or any of its Subsidiaries). To the Knowledge of the Company, none of the Seller Secret Information owned by the Company has been misappropriated in a manner which would have a Material Adverse Effect.

                  (f) To the Knowledge of the Company, no Intellectual Property Right owned by the Company is subject to any outstanding order, proceeding (other than pending proceedings pertaining to applications for patent or trademark or copyright registration) or stipulation restricting in any manner the licensing thereof by the Company or any of its Subsidiaries.

                  (g) To the Knowledge of the Company, none of its employees engaged in the development of software or in performing sales and marketing functions on behalf of the Company is obligated under any contract with any third party which would materially conflict with such employee's rights to develop software or engage in such sales and marketing functions on behalf of the Company.

                  (h) All employees, contractors, agents and consultants of the Company or any of its Subsidiaries who are or were involved in the creation of material Intellectual Property Rights owned by the Company have executed an assignment of inventions agreement to vest in the Company or any of its Subsidiaries exclusive ownership of such Intellectual Property Rights, except where the failure to have executed such an agreement will not have a Material Adverse Effect. All employees, contractors, agents and consultants of the Company or any of its Subsidiaries who have or have had access to Seller Secret Information owned by the Company have executed a nondisclosure agreement to protect the confidentiality of such Seller Secret Information, except where the failure to have executed such an agreement will not have a Material Adverse Effect. The Company or such Subsidiary have in their possession copies of all such agreements, except where the failure to have copies shall not have a Material Adverse Effect.

                  (i) Without limiting the generality of the foregoing, except as set forth in Schedule 3.13(i), all the software that the Company or any of its Subsidiaries licenses or otherwise makes available to customers and all Intellectual Property Rights therein; provided, that insofar as the foregoing representation and warranty extends to Seller Patents, it is qualified to the Knowledge of the Company were: (i) developed by employees of the Company within the scope of their employment and their obligation to assign inventions and patents therein; (ii) developed by independent contractors or consultants who assigned all of their right, title and interest in and to that software to the Company; (iii) otherwise acquired or licensed by the Company from a third party by an agreement or contract that is disclosed in Schedule 3.11; provided, that insofar as the foregoing representation and warranty extends to Seller Patents, it is made to the Knowledge of the Company.

         3.14 Environmental Compliance. To the Knowledge of the Company, each of the Company and its Subsidiaries is in compliance in all material respects with applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received notice of, nor, to the Knowledge of the Company, is any predecessor of any of them subject to, any material Environmental Claim. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any other Person acting on behalf of any of them, has disposed of, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Materials; (ii) any premises owned or leased by the Company or any of its Subsidiaries, except for the use of household cleaners and office products in the ordinary course of business in compliance with applicable Environmental Laws; or (iii) any site which has been placed on the National Priorities List, CERCLIS or their state equivalents. To the Knowledge of the Company, there has not occurred during the period the Company or any of its Subsidiaries operated or possessed any premises owned or leased by the Company or any of its Subsidiaries, nor is there presently occurring, a material Release of any Hazardous Materials on, into or beneath the surface of, or adjacent to, any premises owned or leased by the Company or any of its Subsidiaries except for the use of household cleaners and office products in the ordinary course of business in material compliance with applicable Environmental Laws.

         3.15     Taxes.

                  (a) Except as set forth on Schedule 3.15, the Company and each of its Subsidiaries have filed in a timely manner all Tax Returns required to have been filed by them, and have paid (or the Company has paid on behalf of the Subsidiaries), all Taxes required to have been shown to be due on such Tax Returns. All such Tax Returns are accurate and correct in all material respects. The Balance Sheet reflects an adequate accrual established in accordance with GAAP for the payment of any and all Taxes payable by the Company or any Subsidiary. Since November 8, 2001, no deficiency or other claim for any Taxes has been, or is currently being proposed, asserted or assessed against the Company or any Subsidiary. Except as set forth on Schedule 3.15, neither the Company nor any Subsidiary has filed for any extension of time to file any Tax Return which has not since been filed. Neither the Company nor any Subsidiary has been informed in writing by any taxing authority that the jurisdiction or agency believes that the Company or any Subsidiary was required to file any Tax Return that was not filed. There are no liens for Taxes on any of the assets of the Company or any Subsidiary, except for Taxes not yet due and payable.

                  (b) Neither the Company nor any Subsidiary: (i) is being audited or has received any written notice that it is to be audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; or (iii) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction.

                  (c) Neither the Company nor any Subsidiary has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any Subsidiary.

                  (d) The Company has never been a United States real property holding corporation within the meaning of Section 897 of the Code.

                  (e) The Company and the Subsidiaries have withheld, collected and paid over to the appropriate Governmental Authority all material Taxes required to have been withheld, collected or paid, and have substantially complied with all information reporting and backup withholding requirements, including the maintenance of required records related to information reporting and backup withholding, in connection with their operations, including with respect to sales and use Taxes, and amounts paid or owing to any employee, independent contractor, consultant, creditor, foreign Person or other payee.

                  (f) Neither the Company nor any Subsidiary has any liability for the Taxes of any Person other than the Company or the Subsidiaries. Neither the Company nor any Subsidiary is a party to any tax sharing or tax indemnity agreement.

                  (g) Except for any group consisting of Parent, as the common parent, and the Subsidiaries, the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of another Person: (i) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or non-United States Law), (ii) as a transferee or successor, (iii) by contract or
(iv) otherwise.

                  (h) The Company: (i) has not agreed to adjust, and is not required to make any adjustment, pursuant to Section 481(a) of the Code, (ii) has no knowledge that the United States Internal Revenue Service has proposed, in writing, such an adjustment or a change in accounting method with respect to the Company and (iii) does not have any application pending with the IRS or any other Tax agency requesting permission for any change in accounting method.

                  (i) Neither the Company nor any Subsidiary has granted any still outstanding power of attorney regarding any Taxes.

                  (j) The Company has not made any distribution to which Code
Section 355 (or that portion of Section 356 that relates to Section 355) applies.

                  (k) The Company has made available to Purchaser true copies of all income Tax Returns filed by the Company and the Subsidiaries and all written correspondence with Tax agencies filed or received since November 8, 2001, other than with respect to DataDirect Technologies N.V., for which the Company has made available all such income Tax Returns that are not foreclosed by the applicable statute of limitations.

         3.16     Employee Benefits.

                  (a) Schedule 3.16 lists each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material bonus or other incentive compensation, salary continuation during any absence from active employment for disability or other reasons, supplemental retirement, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), severance, deferred compensation, incentive, fringe benefit, change in control, retention, stock option or restricted stock plan, policy, agreement or arrangement that (i) is currently maintained, administered, contributed to or required to be contributed to by the Company or any of its Subsidiaries or to which the Company or any Subsidiary is a party, and (ii) covers any current or former officer, director or employee of the Company or any of its Subsidiaries (collectively, the "Employee Plans"). The Company has delivered to Purchaser (i) accurate and complete copies of all Employee Plan documents and all other material documents relating thereto, including (if applicable) all documents establishing or constituting any related trust, insurance contract or other funding instruments, and summary plan descriptions relating to said Employee Plans, (ii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Employee Plans for which financial statements or actuarial reports are required or have been prepared, and (iii) accurate and complete copies of the most recent annual reports for the last three (3) years for each Employee Plan (for which annual reports are required). The Company has also delivered to Purchaser complete copies of employee booklets and personnel manuals that are in possession of the Company or any Subsidiary as of the date hereof. Neither the Company nor any Subsidiary has any liability with respect to any "defined benefit plans" as defined in Section 3(35) of ERISA, nor do any of them have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).

                  (b) Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of the latest determination letters have been delivered to the Purchaser; and nothing has occurred since the date of such determination letters which is likely to cause the loss of such qualification or exemption, or result in the imposition of any material excise tax or income tax on unrelated business income under the Code or ERISA with respect to any Employee Plan.

                  (c) Each Employee Plan has been administered in accordance with its terms and applicable law except as would not reasonably be expected to result in a Material Adverse Effect.

                  (d) Except as specifically provided in this Agreement or as set forth in Schedule 3.16, no employee or former employee of the Company or any Subsidiary will become entitled to any material bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby, and there is no contract, plan or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could reasonably be expected to give rise to a payment that would not be deductible by Purchaser, the Company or any Subsidiary by reason of Section 280G of the Code or require payment of an excise tax under Section 4999 of the Code solely as a result of the transactions contemplated hereunder.

                  (e) There are no pending or, to the Knowledge of the Company, threatened actions, suits, proceedings, or claims against or relating to any Employee Plans, other than routine benefit claims by persons entitled to benefits thereunder, which is reasonably expected to result in a Material Adverse Effect, nor is any Employee Plan the subject of any pending (or to the Knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service or Department of Labor. No event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 411(d)(iii) of the Code) of any Employee Plan which would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

                  (f) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither the

Company nor any Subsidiary of the Company has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by applicable law. Except as set forth in Schedule 3.16, no Employee Plan or employment agreement provides health benefits that are not insured through an insurance contract. Except as set forth in Schedule 3.16, each Employee Plan is amendable and terminable unilaterally by the Company at any time, subject to applicable legal requirements, and no Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Plan.

                  (g) Foreign Employee Benefit Plans. Schedule 3.16 lists each material non-governmental plan maintained, or contributed to, by or on behalf of any Subsidiary of the Company applicable to employees of a business located outside of the United States (a "Foreign Retirement Plan") and each non-governmental welfare benefit plan maintained or contributed to by or on behalf of any Subsidiary of the Company applicable to employees of a business located outside of the United States (a "Foreign Welfare Plan"). Except as would not be reasonably expected to result in a Material Adverse Effect, each such Foreign Retirement Plan and Foreign Welfare Plan (collectively, the "Foreign Plans") has been administered in compliance with its terms and the requirements of all applicable laws and regulations, and all required contributions to each Foreign Plan have been made. There are no inquiries or investigations by any foreign governmental body, and no termination proceedings against any Foreign Plan or the assets thereof that would have a Material Adverse Effect. There are no actions, suits or claims (other than routine benefit claims by persons entitled to benefits thereunder) pending or, to the Company's Knowledge, threatened against any Foreign Plan or the assets thereof which would have a Material Adverse Effect. There are no material unfunded obligations under any Foreign Plan providing benefits after termination of employment to any employee or former employee.

         3.17     Employment Matters.

                  (a) Except as set forth on Schedule 3.17(a), no employees of the Company or any of its Subsidiaries are represented by any labor organization. Since November 8, 2001, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding year, to the Knowledge of the Company, there have been no organization activities involving the Company or any of its Subsidiaries in respect of any group of employees of the Company or any of its Subsidiaries.

                  (b) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations, or material grievances or other material labor disputes pending or threatened in writing against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, grievances, or complaints pending or, to the Knowledge of the Company, threatened in writing by or on behalf of any employee or group of employees of the Company or its Subsidiaries that, in each case, if individually or collectively resolved against the Company or its Subsidiaries, would have a Material Adverse Effect.

                  (c) Neither the Company nor any of its Subsidiaries has received notice of any complaints, charges, or claims against the Company or its Subsidiaries and, to the Knowledge of the Company, there are no complaints, charges or claims threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its Subsidiaries that, in each case, if resolved against the Company or its Subsidiaries, would have a Material Adverse Effect.

                  (d) All employees currently employed by the Company or any Subsidiary in the United States are authorized for such employment in the United States in accordance with the Immigration and Naturalization Act, as amended, and regulations promulgated under that statute. The Company and each Subsidiary have completed in all material respects and retained in accordance with United States Immigration and Naturalization Service regulations a Form I-9 for each such employee.

                  (e) There has been no "mass layoff" or "plant closing" as defined by the federal Worker Adjustment, Retraining and Notification Act (the "WARN Act") or any similar state statute in respect of the Company or its Subsidiaries within the six months prior to the date of this Agreement.

         3.18     No Other Broker. Except for the arrangements set forth on
Schedule 3.18 (the cost and expense of which will be borne by the Company), neither the Company nor any of its Subsidiaries has entered into any agreement with any Person to pay any broker's, finder's or similar fee in connection with the transactions contemplated hereby.

         3.19 Compliance with Laws. Since November 8, 2001, the Company and each Subsidiary have complied, and are now in compliance, in all material respects, with all laws, rules, regulations, ordinances, decrees, judgments and governmental orders applicable to the business and properties of any of them, except for any such noncompliance that would not result in a Material Adverse Effect; and, to the Company's Knowledge, neither the Company nor any Subsidiary has received any written notice of any claimed noncompliance with any of the foregoing on the part of the Company or any Subsidiary.

         3.20 Insurance. The Company has delivered to Purchaser correct and complete copies of binders for the Company and the Subsidiaries' current insurance coverages, including, without limitation, their comprehensive general liability, fire and casualty, automobile liability, and workers' compensation insurance coverages (collectively, the "Coverage"). The Company and its Subsidiaries have not incurred any material uninsured loss or casualty, nor is the Company aware of any circumstance or occurrence that could result in a material uninsured loss or casualty for the Company or any Subsidiary. Neither the Company nor any Subsidiary has made any intentional misrepresentation of, or intentionally omitted to disclose, any material fact to any of its insurers that might justify denial by such insurer of any of the Coverage.

         3.21 Certain Transactions. Except as set forth on Schedule 3.21, neither the Company nor any Subsidiary is indebted, directly or indirectly, to any of its officers, directors or shareholders or to their respective spouses or children in any amount whatsoever, except for indebtedness to employees for accrued salaries and bonuses not yet payable or for reasonable business expenses actually incurred. Except as set forth on
Schedule 3.21, none of said officers, directors or shareholders, or any members of their immediate families, are indebted to the Company or any Subsidiary or, to the Knowledge of the Company, have any direct or indirect ownership interest in any firm or business entity which is affiliated with or with which the Company or any Subsidiary has a business relationship, or any firm or corporation which competes with the Company or any Subsidiary; provided, that ownership of 5% or less of the outstanding voting securities of a publicly traded corporation shall not constitute such a direct or indirect interest. To the Knowledge of the Company, no officer, director or shareholder, or any member of his immediate family, is, directly or indirectly, interested in any material contract with the Company or any Subsidiary. Neither the Company nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation other than in connection with the Financing Documents.

         3.22 Completeness of Assets. The Purchased Assets constitute all the material assets used to operate the Business other than the Excluded Assets. The Purchased Assets are sufficient in all material respects to enable Purchaser to continue to operate the Business in a manner consistent with that in which it currently is operated by the Company and its Subsidiaries.

         3.23 Foreign Corrupt Practices Act. Neither the Company nor, since November 8, 2001, any of its Subsidiaries has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder.

         3.24 Disclosure The representations and warranties contained in this Article III (as expressly modified by the Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations and warranties not misleading.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PROGRESS AND PURCHASER

                  Each of Progress and Purchaser hereby represents and warrants to the Company as follows:

         4.1 Incorporation and Corporate Authority. Each of Progress and Purchaser has been duly formed and is validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite power and authority to conduct its business as currently conducted and, upon consummation of the transactions contemplated hereby, to own and operate the Business.

         4.2 Authorization; Enforceability. The execution and delivery of this Agreement by Progress and Purchaser and the performance of their respective obligations hereunder have been authorized by all necessary corporate action on the part of Progress and Purchaser, and no other corporate action or approval is necessary for the execution, delivery or performance of this Agreement by Progress or Purchaser. Each of Progress and Purchaser has all necessary power, corporate or otherwise, to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Progress and Purchaser. Assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of each of Progress and Purchaser and, enforceable against Progress and Purchaser in accordance with its terms, except as such enforceability may be limited by: (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws, now or hereafter in effect, relating to or limiting creditors' rights; and (b) general principles of equity (whether considered in an action in equity or at law).

         4.3 No Defaults or Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Progress or Purchaser nor the performance by Progress or Purchaser of its obligations hereunder will: (i) result in any violation of the articles of organization or by-laws or other governing documents of Progress or Purchaser; or (ii) conflict with or constitute a material default under: (A) any material contract to which Progress or Purchaser is a party; or (B) any applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Progress or Purchaser or any of its assets.

         4.4 No Consents. Except as may be required under the HSR Act or any competition filing which may be required pursuant to foreign law, no authorization or consent, and no notice to or filing with any Governmental Authority is required to be obtained or made by Progress or Purchaser in connection with the performance by Progress or Purchaser of its obligations under this Agreement.

         4.5 Litigation. There is no litigation pending or, to Progress' or Purchaser's Knowledge, threatened against Progress or Purchaser which seeks to prevent or delay the consummation of the transactions contemplated hereby, nor has any such litigation been overtly threatened in writing to Progress or Purchaser.

         4.6 Investment Purpose. Purchaser is purchasing the Acquired Stock for investment purposes only and not with a view to or for resale in connection with any distribution of any such securities, except in compliance with the Securities Act of 1933, as amended (the "Act"), and all other applicable securities laws. Purchaser understands that none of the Acquired Stock has been registered under the Act or under the securities laws of any state, and that such securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in the absence of an effective registration under the Act, except pursuant to a valid exemption from such registration. Purchaser is an "accredited investor" as defined in Rule 501(a) of the Act. Purchaser is capable of evaluating the merits and risks of Purchaser's investment in the Acquired Stock and has the capacity to protect its own interests in connection with the transactions contemplated hereby.

         4.7 Sufficient Funds. As of the date hereof, Progress has, and as of the Closing Date, Purchaser will have, sufficient unrestricted cash on hand to pay the Aggregate Purchase Price and all costs and expenses incurred by Purchaser in connection with the transactions contemplated hereby.

         4.8      Purchaser's Examination.

         Progress and Purchaser acknowledge that: (a) Progress is experienced in the operation of the type of business conducted by the Company and its Subsidiaries, (b) Progress and Purchaser and their respective directors, officers, attorneys, accountants and advisors have been given the opportunity to examine the books, records and other information with respect to the Company and its Subsidiaries, and (c) the Company is not making any representations or warranties, express or implied, of any nature whatsoever other than the representations and warranties of the Company specifically set forth in Article III of this Agreement.

         4.9 Brokerage. Neither Progress not Purchaser has entered into any agreement with any Person to pay any broker's, finder's or similar fee in connection with the transactions contemplated hereby.

                                    ARTICLE V
                            COVENANTS OF THE COMPANY

         5.1 Conduct of Business. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement through and including the Closing Date (unless this Agreement is terminated pursuant to Section 10.1), the Company will, and will cause each of its Subsidiaries to, conduct their business and operations only in the ordinary course of business consistent with past practice and will not, and will cause each of its Subsidiaries not to (without the prior written approval of Purchaser):

                  (a) change its accounting methods, principles or practices, except as required by GAAP;

                  (b) sell, lease, license, mortgage, encumber or otherwise dispose of any interest in any material portion of the assets of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice;

                  (c) make any material loan or advance to, or investment in, any Person, except for loans or capital contributions to a Subsidiary or advances of routine business or travel expenses made to employees, officers or directors in the ordinary course of business consistent with past practice;

                  (d) amend the governing documents of any Acquired Subsidiary;

                  (e) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees or officers in the ordinary course of business consistent with past practice or as required by law or pre-existing contract, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers except in the ordinary course of business consistent with past practice or as required by law or pre-existing contract, (iii) enter into any collective bargaining agreement (other than as required by law), or (iv) establish, adopt, enter into or amend in any manner adverse to the Company or any Subsidiary any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees (other than as required by law or pre-existing contract otherwise disclosed in Schedule 3.11);

                  (f) declare or pay any dividends on or make any other distributions (including with respect to the Company, after December 31, 2003, any cash dividends or cash distributions) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

                  (g) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of any capital stock or securities convertible into shares of capital stock of any Acquired Subsidiary, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any Acquired Subsidiary to issue any such shares or other convertible securities;

                  (h) except for the items currently contracted for by the Company and the items contemplated by the Company's capital expenditure budget made available to Purchaser, make or agree to make any new capital expenditure or expenditures in excess of $100,000 in the aggregate;

                  (i) other than borrowings made pursuant to the Financing Documents, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another Person, except for the endorsement of checks in the normal course of business and the extension of credit in the normal course of business;

                  (j) make any Tax election with respect to any Acquired Subsidiary;

                  (k) discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), including any liability for Taxes, other than the discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Balance Sheet or incurred since October 31, 2003 in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party; provided, however, that the discharge or settlement of any disputed claim, liability or other controversy in the amount of less than $50,000 shall not be deemed to be prohibited by the foregoing;

                  (l) cancel or terminate any material insurance policy naming the Company or any Subsidiary as a beneficiary or loss payable payee;

                  (m) except as required by law, enter into any contract of a character required to be disclosed on Schedule 3.11, other than in the ordinary course of business consistent with past practice, or terminate, renew or amend in any material respect any of the Material Contracts, other than in the ordinary course of business consistent with past practice;

                  (n) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto, from engaging or competing in any line of business or in any geographic area;

                  (o) enter into any contract of a character required to be disclosed on Schedule 3.11, other than in the ordinary and usual course of business consistent with past practice, or terminate, renew or amend in any material respect any of the Material Contracts; provided that, for the avoidance of doubt, the expiration in accordance with its terms of any Material Contract shall not constitute the termination, renewal or amendment of such Material Contract;

                  (p) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure of any Acquired Subsidiary;

                  (q) make or agree to make any commitment or enter into any contract which obligates the Company or any of its Subsidiaries to make payments exceeding $100,000 in any twelve-month period, except in the ordinary course of business consistent with past practice; or

                  (r) agree in writing or otherwise to take any of the actions described in paragraphs (a) through (q) above.

         5.2      Access to Information; Confidentiality.

                  (a) During the period from the date of this Agreement to the Closing Date (unless this Agreement is terminated pursuant to Section 10.1), the Company will, and will cause each of its Subsidiaries to, during regular business hours and upon reasonable request give Purchaser and its authorized representatives (including its employees and accounting and legal representatives) reasonable access to all books, records, key personnel, independent accountants, legal counsel, offices and other facilities and properties of the Company and each of its Subsidiaries and other things reasonably related to the Business; provided that (i) any such access shall not unreasonably interfere with the business or operations of the Company or its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries shall be obligated to provide any access to any documents or data which they are prohibited from doing so pursuant to applicable law or contractual restriction and (iii) Purchaser shall not contact any customer or supplier of the Company or any of its Subsidiaries without the prior approval of the Company.

                  (b) Any confidential information provided to, or obtained by, Purchaser from the Company or any of its representatives shall be subject to the terms and conditions of that certain Confidentiality Agreement, dated as of July 28, 2003, between Parent and Progress ("Confidentiality Agreement").

                  (c) Each party to this agreement (for purposes of this paragraph, a "Specified Party") hereby represents to each other party that the transactions contemplated by this agreement have not been offered to such Specified Party by any Person "under conditions of confidentiality" for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code (collectively, the "Tax Shelter Regulations"), and that such Specified Party has been notified in writing by each "material adviser" to such Specified Party, as defined in the Tax Shelter Regulations, that the Specified Party (and each employee, representative, and other agent of the Specified Party) is authorized to disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such Specified Party or such person relating to such tax treatment and tax structure; provided, however, that such authority need not extend to disclosure prior to the earlier of the date of the public announcement of discussions relating to the transactions, the date of the public announcement of the transactions, or the date of the execution of this Agreement. Further, notwithstanding anything herein to the contrary, the Company and each other party to the transaction (and each Affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of the public announcement of discussions relating to the transactions contemplated by this Agreement, the date of the public announcement of such transactions, or the date of this Agreement; and further provided, that the disclosure authorized by this sentence shall be limited to the tax treatment and tax structure of the transactions contemplated by this Agreement and shall not include (except to the extent necessary to an understanding of such tax treatment and tax structure) any other information, including (without limitation) (i) any portion of any materials to the extent not related to such tax treatment or tax structure, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

                  (d) The Company shall not, nor shall it permit its directors, shareholders, officers, employees, Affiliates, advisors, accountants and agents or other representatives, including its financial advisors and investment bankers to, directly or indirectly, solicit, initiate, facilitate, encourage or entertain offers or proposals from, or engage in or continue discussions or negotiations with, any other party for any Prohibited Transaction (as defined below), authorize, enter into or consummate a Prohibited Transaction or provide or offer to provide any information to any other party for the purpose of an evaluation of such an offer, proposal or Prohibited Transaction, at any time from and after the date hereof until the first to occur of the Closing or the termination of this Agreement in accordance with its terms. As used herein, the term "Prohibited Transaction" shall mean (i) the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of all or substantially all of the assets or otherwise); (ii) the sale of any shares of the capital stock of the Company; (iii) any tender or exchange offer that if consummated would result in a third party beneficially owning any shares of the capital stock of the Company; or (iv) any sale, license, disposition or encumbrance of all or a substantial portion of the intellectual property or other material assets of the Company, except for non-exclusive licenses to customers for the Company's products in the ordinary course of business. The Company shall as soon as practicable, and in any event within 24 hours after becoming aware of any inquiry or offer regarding a Prohibited Transaction, notify Purchaser if it, any other Asset Seller, or any director, shareholder, officer, employee, affiliate, advisor, accountant, agents or other representative, including any financial adviser or investment banker, of any of them, receives any inquiry or offer from any person or entity regarding a Prohibited Transaction, such notice to be given by phone and email to the Vice President and General Counsel of Progress (phone:
(781) 280-4000; email: diamondlegal@progress.com).

         5.3 Further Assurances. Each of the parties hereto shall execute such further documents and perform such other further acts as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby. Each such party shall, on or prior to the Closing, use its best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents that are reasonably required for the consummation of the transactions contemplated hereby.

         5.4      Intercompany Accounts.

         Effective immediately prior to the Closing, all intercompany accounts of any type or nature then existing between the Company or any of its Subsidiaries that is not an Acquired Subsidiary, on the one hand, and an Acquired Subsidiary, on the other hand, shall be settled, canceled or otherwise terminated or eliminated.

                                   ARTICLE VI
                  COVENANTS OF PURCHASER, PROGRESS AND COMPANY

         6.1 Post Closing Cooperation. After the Closing, each party shall cooperate with the other to the extent reasonably requested, and make available to the requesting party all financial, insurance, tax and other information (including reasonable access to books and records, accounting systems and personnel) with respect to any fiscal period ending on or prior to the Closing Date to the extent required by the requesting party in connection with (i) any audit or other investigation by any taxing authority, (ii) the prosecution or defense of any tax claims or related litigation, (iii) the preparation by the requesting party of tax returns or any other reports or submissions to any Governmental Authority required to be made or (iv) in connection with the contesting by either party or defending by either party against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand with respect to any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, failure to act or transaction involving the Business or the Purchased Assets on, prior to or after the Closing Date; provided that in any such case, such cooperation and availability of information may be done in a manner so as to not unreasonably interfere with the normal business of the cooperating party. All confidential information provided under this Section 6.1 shall be subject to the terms of the Confidentiality Agreement.

         6.2      Indemnification.

                  (a) The Purchaser agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers, employees, representatives or agents of the Acquired Subsidiaries, as provided in such Acquired Subsidiary's governing documents or in indemnification agreements to which they are a party and disclosed in this Agreement, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

                  (b) The current and former directors, officers, employees, representatives and agents of each Acquired Subsidiary are intended third party beneficiaries of this Section 6.2.

         6.3      Best Efforts; Filings and Authorizations.

                  (a) Each of the parties hereto, as promptly as practicable (and, in the case of clause (i) below, in no event later than 4 p.m. Washington D.C. time on December 10, 2003), shall (i) make, or cause to be made, all such filings and submissions under laws, rules and regulations applicable to it, or to its Subsidiaries or affiliates, as may be required for it to consummate the transactions contemplated hereby in accordance with the terms of this Agreement;
(ii) use its best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Authorities necessary to be obtained by it, or its Subsidiaries or affiliates, in order for it to consummate such transactions; and (iii) use its best efforts to take, or cause to be taken, all other action necessary, proper or advisable in order for it to fulfill its obligations hereunder, including any such action demanded by any Governmental Authority as a pre-condition to its approval of the transactions contemplated hereby. Each of the parties hereto shall coordinate and cooperate with one another in exchanging such information (other than confidential information which shall be provided solely to the applicable Governmental Authority) and supplying such reasonable assistance as may be reasonably requested by each other party in connection with the foregoing.

                  (b) Without limiting the generality of the foregoing, Purchaser and Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for the Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Antitrust Law . The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. In the event of a challenge to the transactions contemplated by this Agreement pursuant to the HSR Act, Company and Purchaser shall use their best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require either party to agree to divest or hold separate any portion of its business or otherwise take action that could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, in the event that either the Federal Trade Commission or the Antitrust Division of the United States Department of Justice issues a Request for Additional Information or Documentary Material under 17 C.F.R. section 803.20 (a "Second Request"), then Company and Purchaser each agree to use their best efforts to respond fully to such Second Request within 20 days after its receipt and shall promptly make any further filings or information submissions and make any employee available for interview or testimony pursuant to the foregoing (both before and after any Second Request) that may be necessary, proper or advisable.

         6.4 Sales and Transfer Taxes. 50% of all transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Purchaser and the remaining 50% will be borne by the Company.

         6.5      Personnel Matters.

                  (a) Purchaser agrees that the employment of each person who is employed by each Asset Seller immediately prior to the Closing shall be transferred to Purchaser or one of its Affiliates effective as of the Closing, and each person who is employed by each Acquired Subsidiary immediately prior to the Closing shall remain an employee of such Acquired Subsidiary as of the Closing (each such person, an "Acquired Employee").

                  (b) From and after the Closing, each Acquired Employee shall be eligible to participate in the employee benefit plans of Purchaser (the "PSC Benefit Plans") to the same extent as any similarly situated and geographically located employee of Purchaser and its affiliated companies; provided that each Acquired Employee shall as of the Closing be offered employment with Purchaser or one of its affiliated companies at a base salary not less than that enjoyed by such employee as of the Closing Date.

                  (c) Nothing contained in this Section 6.5 shall obligate Purchaser or any of its affiliated companies to employ any Acquired Employee for any period of time after the Closing, and this Section 6.5 shall not be construed to limit the ability of the Purchaser or any of its affiliated companies to terminate the employment, or (after the expiration of at least three months following the Closing) to reduce the rate of compensation, of any Acquired Employee. In addition, nothing contained in this Section 6.5 shall be deemed to prevent Purchaser from amending or terminating any PSC Benefit Plan in accordance with its terms.

         6.6 Public Announcements. Prior to the Closing, the parties hereto shall consult with each other before issuing any press release or otherwise publicly disseminating any information with respect to this Agreement and the transactions contemplated hereby, and shall not, except as may be required by law or as contemplated by Section 5.2(c) above, issue any such press release or publicly disseminate any such information without prior approval thereof by the other parties, which approval shall not be unreasonably withheld or delayed.

         6.7 Records. With respect to any books and records of any Asset Seller or any Acquired Subsidiary that are included in the Purchased Assets and that relate to matters occurring on or prior to the Closing Date: (a) for a period of seven years after the Closing Date, Purchaser shall not permit their destruction or disposal without first offering to surrender them to the Company and (b) where there is legitimate purpose, including, without limitation, an audit of the Company by the IRS or any other taxing authority, Purchaser shall allow the Company and its representatives or agents, during regular business hours, reasonable access to such books and records and the ability to inspect and copy same or (if required) obtain the originals thereof.

         6.8 No Section 338 Election. No party hereto nor any affiliate thereof shall make an election under Section 338 of the Code or any similar provision of foreign, state or local law in respect of the purchase and sale of the Acquired Stock.

         6.9 WARN Act Notice. Purchaser shall be responsible for providing any notice required under the WARN Act in respect of the termination after the Closing of the employment of any Acquired Employee located in the United States, and shall indemnify and hold the each Asset Seller harmless from any liability arising from any failure of the Purchaser to comply fully with the foregoing covenant.

         6.10 Third Party Consents. Each of Purchaser and the Company shall use commercially reasonable efforts to obtain the written consent of each party required to be obtained pursuant to the terms of a Material Contract to the consummation of the transactions contemplated by this Agreement; provided however, neither party shall be required to do any of the foregoing if doing so would result in any out-of-pocket cost to such party; provided further, that it is acknowledged and agreed that, the foregoing covenant shall not be a condition to the closing of the transactions contemplated hereby.

         6.11 Progress Guaranty. Progress hereby irrevocably and unconditionally guarantees the prompt payment and performance of each and every obligation of the Purchaser under this Agreement, up to an aggregate amount equal to the Base Price; provided, however, that following the Closing and the payment of the Aggregate Purchase Price hereunder, the aggregate amount payable by Progress pursuant to this Section 6.11 shall in no event exceed $6,600,000.

         6.12 Bulk Sales Compliance. The parties waive compliance by the Asset Sellers with the bulk sales laws of any jurisdiction ("Bulk Sales Laws") in connection with the transactions contemplated hereby. To the extent Purchaser incurs any Damages as a result of such failure to comply with any Bulk Sale Laws, other than as a result of Purchaser's failure to pay or discharge any Assumed Liabilities, the Company hereby agrees to indemnify and hold Purchaser harmless from, against and in respect of any such Damages suffered or incurred by Purchaser by reason of such failure of the Company or any of the other Asset Sellers to comply with the Bulk Sales Laws in connection with the transactions contemplated hereby.

         6.13 Non-Competition. During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, the Company shall not, and shall cause the other Assets Sellers not to, participate, directly or indirectly, as owner, stockholder, manager, agent, representative or otherwise, in any business, firm or corporation which develops, licenses, manufactures, sells, leases or otherwise provides any products or services similar to, or directly or indirectly competitive with, the Business. For the avoidance of doubt, the provisions of this Section 6.13 do not prohibit or in any way limit any activities of any kind or nature of any shareholder of Parent.

         6.14 Change of Name. Within 30 days following the Closing Date, the Company shall take all actions necessary to authorize the change of the Company's name and the names of the other Asset Sellers to remove any reference to "DataDirect" in such names and so that the new names of the Company and the other Assets Sellers do not include the word "DataDirect."

         6.15 Termination of 401(k) Plan. The Company shall take all necessary action prior to the Closing Date to cause DataDirect U.S. to adopt a resolution or written consent terminating its 401(k) plan ("Seller's 401(k) Plan"), on terms reasonably acceptable to the Purchaser, and to simultaneously amend said Seller's 401(k) Plan to the extent necessary to comply with all applicable law to the extent not previously amended. The Purchaser agrees that, with the approval of the plan administrator of the Progress 401(k) plan (the "Progress 401(k) Plan"), which approval will not be unreasonably withheld, the Progress 401(k) Plan will accept rollovers or direct rollovers of "eligible rollover distributions" within the meaning of Section 402(c) of the Code made with respect to employees of DataDirect U.S pursuant to Seller's 401(k) Plan by reason of the transactions contemplated by this Agreement. Rollover amounts contributed to the Progress 401(k) Plan in accordance with this Section 6.15 shall at all times be 100% vested and shall be invested in accordance with the provisions of the Progress 401(k) Plan. Purchaser acknowledges and agrees that neither the indemnities of the Seller Indemnitors in Article IX below nor the provisions of Section 7.1 below shall extend to any breach or alleged breach by the Company of a representation to the extent that such breach arises out of the actions to be taken by DataDirect US with respect to Seller's 401(k) Plan as required by this Section 6.15.

                                  ARTICLE VII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

                  The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Purchaser in writing:

         7.1 Representations and Warranties. The representations and warranties of the Company set forth in Article III hereof shall be true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct in all respects) (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct in all respects) as of such date); provided that, in the event of a breach of any one or more such representations and warranties, the condition set forth in this Section 7.1 shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had a Material Adverse Effect.

         7.2 Performance. The Company shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed and complied with by it prior to or on the Closing Date.

         7.3      Certificates; Deliverables. Purchaser shall have received:

                  (a) the Company Closing Certificate;

                  (b) one or more certificates, dated as of the Closing Date, signed on behalf of the Company, to the effect that, to the knowledge of such party, the conditions set forth in Section 7.1 and Section 7.2 have been satisfied; and

                  (c) dated as of the Closing or the most recent practicable date, copies of certificates of good standing (to the extent available under local law) of each of the Acquired Subsidiaries issued by appropriate authorities of the jurisdiction of organization of such Acquired Subsidiary; and

                  (d) the opinion of Kirkland & Ellis LLP, special counsel to the Asset Sellers, as to the matters set forth in Exhibit C attached hereto; provided, that for purposes of opining upon any matter subject to laws other than the federal or state law of the United States of America, an opinion of other counsel expert in the laws of such other jurisdiction may be provided.

         7.4 Competition Filing; Legal Prohibition (a) Any waiting period under the HSR Act or any foreign competition laws or regulations applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.

                  (b) No Governmental Authority shall have enacted an order or judgment that is then in effect which prohibits the consummation of the purchase and sale of the Purchased Assets or the assumption of the Assumed Liabilities.

         7.5      Intentionally Deleted.

         7.6 Repayment of Loans. The Asset Sellers shall have repaid all amounts due and owing under the Loans as of the Closing Date.

         7.7 Resignations. Purchaser shall have received the resignation of each Person specified in Section 2.8.

         7.8 Transfer Documents. Purchaser shall have received the Transfer Documents from the Asset Sellers.

         7.9 Proceedings, Etc. All proceedings to be taken in connection with the transaction contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents as Purchaser or its counsel may reasonably request to more perfectly evidence or effectuate the transactions contemplated thereby.

                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

                  The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by the Company in writing:

         8.1 Representations and Warranties. The representations and warranties of Purchaser set forth in Article IV hereof shall be true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct in all respects) (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct in all respects) as of such date).

         8.2 Performance. Purchaser shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed and complied with by Purchaser prior to or on the Closing Date.

         8.3      Certificate; Deliverables.

                  (a) The Company shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or other authorized officer of Purchaser, to the effect that, to the knowledge of such person, the conditions set forth in Section 8.1 and Section 8.2 have been satisfied.

                  (b) The Company shall have received the opinion of Foley Hoag LLP, counsel to Purchaser and Progress as to the matters set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.5, in form and substance reasonably satisfactory to the Company and its counsel.

         8.4      Competition Filing; Legal Prohibition.

                  (a) Any waiting period under the HSR Act or any foreign competition laws or regulations applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.

                  (b) No Governmental Authority shall have enacted an order or judgment that is then in effect which prohibits the consummation of the purchase and sale of the Purchased Assets or the assumption of the Assumed Liabilities.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 Indemnification of Purchaser by the Asset Sellers. Subject to the limitations set forth in this Article IX below, the Asset Sellers (the "Seller Indemnitors") hereby agree, jointly and severally, to indemnify, defend and hold harmless Purchaser (and each of its controlling persons, Subsidiaries, officers, directors, employees, representatives and agents) (collectively, the "Purchaser Indemnified Persons") against and in respect of any and all claims, out-of-pocket costs, actual losses, out-of-pocket expenses, liabilities or other damages, including interest, penalties and reasonable out-of-pocket attorneys' fees and disbursements (collectively, "Damages") by reason of or otherwise arising out of (i) any breach by the Company or any Asset Seller of a representation, warranty or covenant contained in this Agreement or (ii) the matters, if any, described on Schedule 9.1 or (iii) any Excluded Liability.

         9.2 Indemnification of the Asset Sellers by Purchaser. Subject to the limitations set forth in this Article IX, the Purchaser (the "Purchaser Indemnitor") hereby agrees to indemnify, defend and hold harmless the Asset Sellers (and each of its controlling persons, officers, directors, employees, representatives and agents) (collectively, the "Seller Indemnified Persons," and collectively with the Purchaser Indemnified Persons, the "Indemnified Persons") against and in respect of any and all Damages by reason of or otherwise arising out of (i) any breach by Purchaser of a representation, warranty or covenant contained in this Agreement or (ii) any Assumed Liability.

         9.3 Survival of Representations and Warranties. Subject to Sections 9.4(d) and 9.4(e) below, all representations, warranties and covenants of each party made pursuant to this Agreement shall survive the Closing for a period of fifteen (15) months after the Closing Date (the "Survival Period"). Notwithstanding the foregoing, any covenants of any party which by their terms are to be performed or observed following the Closing shall survive the Closing until fully performed or observed in accordance with their terms.

         9.4 Certain Limitations. The obligations of the Seller Indemnitors with respect to indemnification pursuant to Section 9.1 above shall be subject to the following limitations:

                  (a) no indemnification shall be required to be made hereunder
(i) with regard to individual claims for $50,000 or less and (ii) unless the aggregate amount of individual claims of greater than $50,000 for which indemnity is sought exceeds $900,000, in which case the right to recover for such claims shall apply to the full extent of such claims;

                  (b) except as otherwise set forth herein, in no event shall the Seller Indemnitors be obligated to provide aggregate indemnification pursuant to Section 9.1 in excess of the balance of the Escrow Fund and the Escrow Fund shall be the sole and exclusive remedy for any and all indemnification claims made by the Purchaser Indemnified Persons against the Seller Indemnitors;

                  (c) except as otherwise set forth herein, no claims for indemnity shall be made after the expiration of the Survival Period;

                  (d) the limitations in Sections 9.3, 9.4(b) and (c) above shall not apply to any claim against the Seller Indemnitors (i) in tort for intentional misrepresentation, (ii) for any intentional breach of the representation and warranty in Section 3.25; provided that, for the avoidance of doubt, negligence or recklessness shall not constitute intent for purposes of this Section 9.4(d), (iii) for any claim for indemnification in respect to any Excluded Liability or (iv) any claim for indemnification in respect of any matter specified in Schedule 9.1;

                  (e) the limitation in Section 9.4(b) above shall not apply to any claim arising out of a breach of the representation and warranty in Section
3.15 and the Survival Period for the representations and warranties of the Company in Section 3.15 shall continue until the expiration of the statute of limitations (including any extensions) for the applicable tax return; and

                  (f) no Purchaser Indemnified Person shall be entitled to indemnification under Section 9.1 for any matter which was resolved in the final determination of Adjusted Working Capital pursuant to Section 2.9 hereof.

                  The amounts for which the Indemnified Persons may seek indemnification under this Article IX shall extend to, and as used herein the term "Damages" shall include, reasonable out-of-pocket attorneys' fees and disbursements related to such claim, reasonable out-of-pocket accountants' fees related to such claim, costs of litigation and other out-of-pocket expenses incurred by them in the defense of any such claim asserted against them and any amounts paid in settlement or compromise of any such claim asserted against them to the extent that the claim asserted is subject to the indemnification provisions hereof, subject to the limitations set forth in this Article IX; provided that, "Damages" shall not include (i) any consequential, special or punitive damages of any kind or (ii) any loss, liability, damage or expense caused by the action or inaction of any Indemnified Person following the Closing Date. The amount of any Damages shall be deemed to constitute an adjustment to the Aggregate Purchase Price payable hereunder.

         9.5 Mitigation. Each of the parties shall take all commercially reasonable steps to mitigate any Damages as soon as reasonably practicable after such party becomes aware of any event which does, or could reasonably be expected to, give rise to any such Damages.

         9.6      Damages Net of Insurance Proceeds The indemnity under this
Article IX shall be net of any amounts recovered by an Indemnified Person pursuant to any indemnification agreement with any third party, including any insurer. If the amount to be netted hereunder from any payment required pursuant to Section 9.1 or Section 9.2, as the case may be, is determined after such payment, the Indemnified Person shall repay the Indemnifying Person (as defined below), promptly (but in any event within five (5) Business Days) after such determination, any amount that the Indemnified Person would not have had to pay pursuant to Section 9.1 or Section 9.2, as the case may be, had such determination been made at the time of such payment.

         9.7      Procedures for Indemnification.

                  (a) The Indemnified Person shall promptly give written notice (which such written notice shall state in reasonable detail the nature of any such claim for indemnification and the provisions of this Agreement upon which such claim for indemnification is made) hereunder to the party required to indemnify (the "Indemnifying Person") after obtaining notice of any claim as to which recovery may be sought against the Indemnifying Person because of the indemnity in Section 9.1 or Section 9.2 hereof, and, if such indemnity shall arise from the claim of a third party, shall permit the Indemnifying Person to assume the defense of any such claim and any litigation resulting from such claim. Failure by the Indemnifying Person to notify an Indemnified Person of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given to the Indemnifying Person shall be deemed a waiver by the Indemnifying Person of its right to defend such claim or action. The Indemnified Person shall (unless the Indemnifying Person assumes the defense thereof as provided below) keep the Indemnifying Person reasonably apprised of any significant developments relating to any such action, lawsuit, proceeding, investigation or other claim.

                  (b) The Indemnifying Person shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Person (such consent not to be unreasonably withheld or delayed). Anything in this Section 9.7 to the contrary notwithstanding, the Indemnified Person may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation. In all cases, the Indemnified Person shall provide its reasonable cooperation with the Indemnifying Person in the defense of claims or litigation, including by making employees, information, and documentation reasonably available.

                  (c) If the Indemnifying Person shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Person, the Indemnified Person may defend against such claim or litigation in such manner as it deems appropriate; provided that the Indemnified Person may not settle such claim or litigation without the prior written consent of the Indemnifying Person (such consent not to be unreasonably withheld or delayed).

         9.8 Release of Escrow Fund. On the 270th day following the Closing Date (the "First Release Date"), the parties shall direct the Escrow Agent to release to the Asset Sellers a portion of the Escrow Fund equal to the excess, if any, of $3,300,000 over the sum of (a) all amounts theretofore distributed or disbursed by the Escrow Agent, and (b) the aggregate amount of Damages specified in any then unresolved good faith indemnification claims made by the Purchaser Indemnified Persons pursuant to this Article IX. On the 15-month anniversary of the Closing Date (the "Second Release Date"), the parties shall direct the Escrow Agent to release to the Asset Sellers the remaining amount of the Escrow Fund less the aggregate amount of all Damages specified in any then unresolved good faith indemnification claims made by the Purchaser Indemnified Persons pursuant to this Article IX. To the extent that, on either the First Release Date or the Second Release Date (each a "Release Date"), any amount has been reserved and withheld from distribution from the Escrow Fund on such date on account of an unresolved claim for indemnification and, subsequent to such Release Date, such claim is resolved, the parties shall immediately direct the Escrow Agent to release (i) to the Purchaser Indemnified Persons the amount of Damages, if any, due in respect of such claim as finally determined, and (ii) to the Asset Sellers an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing clause (i).

         9.9 Exclusive Remedy. Following the Closing Date, except as set forth in Sections 9.4(d) and 9.4(e), the parties' respective rights to indemnification pursuant to this Article IX shall be the sole and exclusive remedy available to the parties with respect to any matter arising under or in connection with this Agreement or the transactions set forth herein.

                                   ARTICLE X
                            TERMINATION OF AGREEMENT

         10.1     Termination.

                  (a) This Agreement may be terminated on or prior to the Closing as follows:

                           (i)      by mutual written consent of Purchaser and
the Company; or

                           (ii)     at the written election of Purchaser, if the
Closing shall not have occurred on or before January 23, 2004 by reason of the failure to be satisfied of any of the conditions set forth in Article VII, other than Section 7.4(a);

                           (iii)    at the written election of the Company, if
the Closing shall not have occurred on or before January 23, 2004 by reason of the failure to be satisfied of any of the conditions set forth in Article VIII, other than Section 8.4(a);

                           (iv)     at the written election of either Purchaser
or the Company, if the Closing shall not have occurred on or before February 27, 2004;

         provided that, no party may terminate this Agreement pursuant to clause
(ii), (iii) or (iv) above if the failure to consummate the transactions contemplated by this Agreement is the result of a breach of this Agreement by the party seeking to terminate this Agreement.

                  (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in
Section 10.2.

         10.2 Survival After Termination. If this Agreement is terminated in accordance with Section 10.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except that the provisions set forth in Section 5.2(b), Section 5.2(c),
Section 6.6, Section 10.2 and Section 11.1 shall survive the termination of this Agreement. None of the parties hereto shall have any liability in respect of a termination of this Agreement, except with respect to Section 5.2(b), Section 5.2(c), Section 6.6, Section 10.2 and Section 11.1 and except for any liability for any breach of this Agreement prior to any such termination.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Expenses. Each party to this Agreement shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement. Purchaser shall pay all costs incurred in connection with any filing required under the HSR Act or any foreign competition filing.

         11.2     Governing Law and Jurisdiction.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

                  (b) Each of the parties hereto hereby irrevocably submits to the jurisdiction of any court of The Commonwealth of Massachusetts or United States federal court sitting in The Commonwealth of Massachusetts over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agree that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

         11.3 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of the parties and such Persons. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof, other than the third party beneficiaries enumerated in Section 6.2 and Section 6.5 hereof. Without the prior written consent of each of the parties hereto, this Agreement may not be assigned by any of the parties hereto.

         11.4 Amendments. This Agreement may not be amended, altered or modified except by a written instrument executed by each of the Company and the Purchaser.

         11.5 Interpretation. When a reference is made in this Agreement to a Section, an Exhibit or Schedule, such reference shall be to a Section of, an Exhibit to or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         11.6 Counterparts. This Agreement may be executed in counterparts (any one of which may be by facsimile), each of which shall be deemed an original and each of which shall constitute one and the same instrument.

         11.7 Entire Agreement; Schedules. This Agreement, including the Schedules, Exhibits, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto, and the Confidentiality Agreement referred to in Section 5.2(b) above, shall constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

         11.8 Severability. If any provisions of this Agreement, or the application thereof to any person or circumstance, is invalid or unenforceable in any jurisdiction: (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         11.9 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

         11.10 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when sent by telecopier (with receipt confirmed), provided a copy is also sent by registered mail, return receipt requested, or by courier addressed as follows (or to such other address as a party may designate by notice to the other):

                  If to Purchaser:

                           Progress Software Corporation
                           14 Oak Park
                           Bedford, MA 01730
                           Attention: Joseph W. Alsop, Chief Executive Officer
                           Telecopier: (781) 280-4035

                  with copies to:

                           Foley Hoag LLP
                           155 Seaport Boulevard
                           Boston, MA 02210
                           Attention: Robert L. Birnbaum, Esq.
                           Telecopier: (617) 832-7000

                  If to the Company:

                           DataDirect Technologies Limited
                           c/o Golden Gate Private Equity, Inc.
                           One Embarcadero Center, 33rd Floor
                           San Francisco, CA 94111
                           Attention: David Dominik and Prescott Ashe
                           Telecopier: (415) 627-4501

                  with copies to:

                           Kirkland & Ellis LLP
                           200 East Randolph Drive, Suite 5800
                           Chicago, IL 60601
                           Attention: Gary M. Holihan
                           Telecopier: (312) 861-2200

                                    * * * * *

                     [SIGNATURE PAGE TO PURCHASE AGREEMENT]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

                                    "Progress"

                                    PROGRESS SOFTWARE CORPORATION

                                    By: /s/ Joseph W. Alsop
                                        --------------------------
                                    Its: Chief Executive Officer

                                    "Purchaser"

                                    DIAMOND ACQUISITION CORP.

                                    By: /s/ Joseph W. Alsop
                                        --------------------------
                                    Its: Chief Executive Officer

                                    the "Company"

                                    DATADIRECT TECHNOLOGIES LIMITED

                                    By: /s/ Edward M. Peters, Jr.
                                        ---------------------------
                                    Its: Director